                             TUSCARORA INCORPORATED
            EXHIBIT 11 - COMPUTATION OF DILUTED NET INCOME PER SHARE


                                                         Three Months Ended                  Six Months Ended
                                                 February 28,        February 28,      February 28,      February 28,
                                                     1998               1997               1998              1997
                                                   ------------      -----------        -----------       ----------

Weighted average number of shares
     of Common Stock outstanding                     9,482              9,449             9,446             9,437
Net effect of dilutive stock options -
     based on the treasury stock method
     using the average market price for
     the period                                         --                208               196               171
                                                   -------             ------            ------            ------

               TOTAL                                 9,482              9,657             9,642             9,608
                                                   =======             ======            ======            ======

Net income                                         $  (889)            $2,074            $2,883            $5,765
                                                   =======             ======            ======            ======

Per share amount                                   $  (.09)            $  .21            $  .30            $  .60
                                                   =======             ======            ======            ======